EXHIBIT 10.2.1



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                               SUBLEASE AGREEMENT

     This sublease agreement ("Sublease Agreement"), entered into this 1st day of January, 2015 is made between 5110 RACE, LLC a Colorado limited liability company ("Lessor" or "Sublandlord") and Monarch America, Inc. a Colorado corporation ("Subtenant") for the period beginning January 1, 2015 and ending March 31, 2019 (the "Sublease Term") for the premises located at 1150 W Custer Place, Denver, Colorado 80223 (the "Premises").

The parties agree:

          Term and Rent. Subtenant shall take full lawful possession of the Premises for the Sublease Term and shall pay as rent for the Sublease Term to Lessor the total sum of One Million, Eight Hundred, Fifteen
          Thousand, Six Hundred Dollars and no cents ($1,815,600.00) for the term of the lease, monthly payments as defined below. The Premises is approximately 26,700 Square feet. The calculation average results in a cost of Sixteen Dollars ($16.00) per square foot, 26,700 square feet.

          Sublease Term to Lessor the total sum of Twenty Thousand Dollars and no cents ($20,000.00) per month rent abated, as monthly rent for the Term, due directly to the Sublandlord on or before the first day of each month, commencing January 1, 2015 and terminating on June 30, 2015.

          Subtenant shall pay as rent for the Sublease Term to Lessor the total sum of Fifty One Thousand, Two Hundred Dollars and no cents ($51,200.00) per month as monthly rent for the remainder of the Sublease Term, due directly to the Sublandlord on or before the first day of each month, commencing July 1, 2015 and terminating on December 31, 2015.

          Subtenant shall pay as rent for the Sublease Term to Lessor the total sum of Thirty Five Thousand, Six Hundred, and no cents ($35,600.00) per month as monthly rent for the remainder of the Sublease Term, due directly to the Sublandlord on or before the first day of each month, commencing January 1, 2016 and terminating on March 31, 2019.

2. Contingencies. Landlord and Sublandlord, as tenant, entered into a Lease Agreement dated as of January 1, 2015 (the "Master Lease"), concerning the real property legally described located as 1150 W Custer Place, Denver Colorado 80223, County of Denver (the "Demised Premises"). This Sublease Agreement shall be contingent on the written consent of the Landlord and the full execution of the attached Consent to Sublease Agreement.

3. Deposit. Subtenant shall be required to pay a security deposit of Sixty Thousand Dollars and no cents ($60,000.00) on or before November 1, 2015.

4. Original Lease. This Sublease Agreement incorporates and is subject to the Master Lease, a copy of which has been provided to the Subtenant, and which is incorporated as if it were set out in this Sublease Agreement. Subtenant further agrees that Subtenant shall be bound by all of the terms and conditions of the Master Lease, except for the rent and deposit provided in the Sublease Agreement.

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5. Additional Agreements-Triple Net Lease. ($2,500.00 Est.)

     a. Utilities. Subtenant shall be responsible for paying all utilities for the Premise. Utilities, for purposes of this Sublease Agreement include, but are not limited to: power; electricity; water; trash; sewage; property insurance as required in the Master Lease; business insurance; telephone; and alarm expenses.

     b. Taxes. Subtenant shall be responsible for paying all taxes incurred by Sublandlord due to the terms of the Lease.

     c. Regulatory Approval. Subtenant shall be responsible for obtaining and maintaining all applicable state and local licenses and permits and shall be responsible for all costs associated with complying with the Colorado Medical Marijuana Code or the Colorado Retail Marijuana Code and any rules promulgated pursuant thereto (collectively the "Code").

6. Marijuana Use: Notwithstanding anything contained in the Master Lease or Sublease Agreement to the contrary, the Sublandlord acknowledges, agrees and understands that the Subtenant is licensed applicant to operate a marijuana business pursuant to the Code and is currently permitted to operate, entitled to possess, use, cultivate, distribute, transport, sell, and/or acquire marijuana under the Code. Subtenant shall maintain appropriate licensing as required by applicable Colorado law in good standing and at all times remain within the limits allowed by applicable law with regard to the possession, cultivation, distribution, acquisition, transportation, sale or use of marijuana. Any violation of any statute or rule under any applicable Colorado law regarding marijuana by the Subtenant may be considered a material breach of the Sublease Agreement and may subject the Subtenant to all rights and remedies of the Sublandlord in the event of breach.

7. Duration of the Sublease: This Sublease Agreement shall be binding on the parties for the Sublease Term unless early terminated pursuant to this Sublease Agreement. If at any point the Master Lease converts to a month to month lease, this Sublease Agreement shall continue in effect for that extended period of time until such time as the parties end their relationship.

8. Events of Default. Each of the following events shall be an event of default ("Event of Default") by Subtenant under this Sublease Agreement:

     a. Subtenant shall fail to abide by any of the terms of this Sublease Agreement and/or Master Lease.

     b. Subtenant loses its licenses to operate a marijuana business at the premise due to no fault of Sublandlord.

     c. The Subtenant fails to pay the Rent to the Sublandlord or any amount of it when due or within any grace period, if any.

     d. The Subtenant becomes insolvent, commits an act of bankruptcy, becomes bankrupt, takes the benefit of any legislation that may be in force for bankrupt or insolvent debtors, becomes involved in a voluntary or involuntary winding up, dissolution or liquidation proceeding, or if a receiver will be appointed for the affairs of the Subtenant.

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     e.   The Subtenant  abandons the Premises or any part of the  Premises.

     f. The Subtenant uses the Subleased Premises for any unpermitted or illegal purposes.

     g. The Premises, or any part of the Premises is completely or partially damaged by fire or other casualty that is due to the Subtenant's negligence, willful act, or that of the Subtenant's employee, family, agent, or guest.

     h.   Any other event of default provided in the Master Lease.

9. Sublandlord's Remedies.

     a. Upon each occurrence of an Event of Default and so long as such Event of Default is not cured within seven (7) days written notice, Sublandlord may at any time thereafter at its election: terminate this Sublease Agreement or Subtenant's right of possession, (but Subtenant shall remain liable as hereinafter provided) and/or pursue any other remedies at law or in equity. Upon the termination of this Sublease Agreement or termination of Subtenant's right of possession, it shall be lawful for Sublandlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Subtenant and all persons and property therefrom. If Sublandlord re-enters the Premises, Sublandlord shall have the right to keep in place and use, or remove and store, all of the furniture, fixtures and equipment at the Premises.

     b. If Sublandlord terminates this Sublease Agreement, Sublandlord may recover from Subtenant the sum of: all rent and all other amounts accrued hereunder to the date of such termination; the cost of reletting the whole or any part of the Premises, including without limitation costs of removing and storing Subtenant's or any other occupant's property, repairing or otherwise putting the Premises into the condition in which the Premises was received by Subtenant, ordinary wear and tear excepted, as acceptable to a new Subtenant or Subtenants of the same type or for the same use as Subtenant, and all reasonable expenses incurred by Sublandlord in pursuing its remedies, including reasonable attorneys' fees and court costs; and the excess of the then present value of the rent and other amounts payable by Subtenant under this Sublease Agreement as would otherwise have been required to be paid Subtenant to Sublandlord during the period following the termination of this Sublease Agreement measured from the date of such termination to the expiration date stated in this Sublease Agreement, over the present value of any net amounts which Subtenant establishes Sublandlord can reasonably expect to recover by reletting the Premises for such period, taking into consideration the availability of acceptable subtenants and other market conditions affecting leasing. Such present values shall be calculated at a discount rate equal to the ninety (90) day U.S. Treasury bill rate at the date of such termination.

     c. If Sublandlord terminates Subtenant's right of possession (but not this Sublease Agreement), Sublandlord shall use its best

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          efforts to relet the Premises  for the account of  Subtenant  for such rent and upon such terms as shall be satisfactory to Sublandlord without thereby releasing Subtenant from any liability hereunder and without demand or notice of any kind to Subtenant.

     d. Exercise by Sublandlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Sublease Agreement by Sublandlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Sublandlord and Subtenant.

10. Subtenant's Remedies/Limitation of Liability. Subtenant shall not be in default hereunder and Subtenant shall not have any remedy or cause of action unless Sublandlord fails to perform any of its obligations hereunder within ten
(10) days after written notice from Subtenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of ten (10) days, then after such period of time as is reasonably necessary). All obligations of Sublandlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Sublease Agreement, Subtenant may not terminate this Sublease Agreement for breach of Sublandlord's obligations hereunder. All obligations of Sublandlord under this Sublease Agreement will be binding upon Sublandlord only during the period of its ownership or leasehold of the Premises and not thereafter.

11. Indemnity and Hold Harmless. Notwithstanding anything contained in the Master Lease or Sublease Agreement to the contrary, Subtenant, for themselves, their personal representatives, heirs, successors, legal representatives, assigns, invitees and guests, hereby agree to indemnify and hold harmless Sublandlord from any loss or liability, damage, or costs, and discharge
Sublandlord for any and all loss or damage and any claims or demands therefore including, but not limited to, attorneys' fees, that Sublandlord may incur in any suit, demand, legal action, or claim of any nature made by any government agency.

12. Sole Agreement: Notwithstanding anything contained in the Master Lease or Sublease Agreement to the contrary, the parties agree that this Sublease Agreement contain the entire agreement between the parties related to the leasing of the Premise. This Sublease Agreement cannot be modified or amended in any way except through a written amendment signed by the parties hereto. No oral agreements are binding unless reduced to writing.

13. Governing Law/Prevailing Party: This Sublease Agreement shall be governed by the laws of the state of Colorado. The prevailing party in any litigation arising from this agreement shall be awarded attorneys' fees paid by the non-prevailing party.

14. Successors and Assigns. The rights and obligations of either party shall not be transferable without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All obligations of the parties herein shall be binding upon their respective successors or assigns. Notwithstanding, this Sublease Agreement may be assigned, in whole or in part, to a wholly owned subsidiary of Sublandlord.

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15.  Joint and  Several  Liability:  To the  extent  that there is more than one
Subtenant or this Sublease Agreement assigned, all Subtenants agree that each is jointly and severally liable for the other Subtenant's responsibilities under this Sublease Agreement.

16. Waiver. No waiver or breach of any term or condition of this Sublease Agreement shall operate as a waiver of any other breach of such term or condition, or of any other term or condition, nor shall any failure to enforce any provisions hereunder operate as a waiver of such provision or any other provision hereunder.

17. Severability. In case any one or more of the provisions contained in this Sublease Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Sublease Agreement, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Sublease Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

18. Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, three days after being sent by registered or certified mail, postage prepaid, to the parties at their respective addresses set forth above or to such other address as any party shall have specified by notice to the other in accordance with this Section.

19. Attorney's Fees. Should either party employ an attorney to enforce any provision of this Sublease Agreement or seek damages for breach of this Sublease Agreement, the losing party shall pay all reasonable attorney's fees and expenses and court costs incurred by the other.

IN WITNESS WHEREOF, the parties hereto set their hands the day and year as hereinafter set forth by their duty authorized representatives.

Sublandlord:;

5110 Race, LLC

/s/ Shawn Phillips
------------------------------
By: Shawn Phillips
Its: Manager


Subtenant:

Monarch America, Inc.

/s/ Eric Hagen
-----------------------------
By: Eriv Hagen
Its: Chief Executive Officer


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